4000 Union Pacific Avenue
City of Commerce, CA 90023
www.99only.com
Contacts:
Rob Kautz
EVP & CFO
323-881-1293

Ana Gamez
Executive Assistant
323-881-1247

FOR IMMEDIATE RELEASE

99¢ ONLY STORES® ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2006 AND DELAY OF FORM 10-Q

CITY OF COMMERCE, CA - November 13, 2006 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) has announced preliminary financial results for the second quarter of its new fiscal year ended September 30, 2006. The Company also announced the delay of its second quarter Form 10-Q and the continued delay of its 2006 Form 10-K and first quarter Form 10-Q.

For the quarter ended September 30, 2006, net sales increased $15.1 million, or 6.1%, to $261.1 million compared to $246.0 million for the three months ended September 30, 2005. Same-store-sales for the quarter ended September 30, 2006 increased 1.2% versus the same quarter last year. Net income for the quarter ended September 30, 2005 was $0.02 per share. Based on preliminary net income results, the Company expects to report approximately breakeven results for the three months ended September 30, 2006. The decrease in net income compared to the quarter ended September 30, 2005 is primarily due to $1.8 million in temporary labor costs incurred in the 2006 period primarily to support implementation of inventory control initiatives, $2.0 million in increased consulting and accounting fees associated with completing the annual audit and Sarbanes-Oxley requirements for the fiscal 2006 Form 10-K and fiscal 2007 first quarter reviews, $1.5 million in increased expenses in the 2006 period for expensing of stock option compensation as now required under the new accounting standard SFAS 123R, and $0.6 million in increased transportation costs. These increases in expenses are expected to be partially offset by an improvement in the rate of shrink and scrap which has decreased significantly in the April to September 2006 period compared to the same period in the prior year. The remaining changes were made up of smaller increases and decreases in other items.

As previously estimated, the Company anticipates net income for the quarters ended March 31, 2006 and June 30, 2006 to be approximately $0.01 per share for each quarter.

Eric Schiffer, CEO of the Company, said, "As our results for the quarter ended September 30, 2006 reflect, it has taken longer and cost more than we expected to improve our infrastructure and systems. However, we started to see improvement this summer, beginning with a decrease in our shrink rate. We continue to move forward on short and long term projects to increase sales, reduce costs, and improve inventory management and ultimately earnings per share.

“For the quarter ended September 30, 2006, we continued our trend of positive same-store-sales and stabilized our gross margin. We have maintained our operation’s focus on the holiday season and are pleased with our Halloween sales, and our selection of exciting Christmas merchandise.

“We continue our direction towards improved financial performance through our focus on the five key areas of increasing sales, stabilizing and improving gross margin, controlling store and distribution center labor, controlling overhead, and building excellence in inventory control. As is also being announced separately later today in more detail, as part of these efforts, we have recently implemented a reorganization. Buying and merchandise planning now report directly to me and distribution and transportation now report to the same executive who is also responsible for store operations, Jeff Gold, our President and COO. I am also very pleased to welcome aboard Jim Parros in the newly created position of Senior Vice President of Logistics. Jim will bring extensive retail experience to our team and focus on our distribution and transportation functions. We believe these organizational and staffing changes will help us focus on our priorities and deliver improved results to the bottom line through closer coordination between distribution and store operations to including increasing on time deliveries and in stock levels.”

“We regret that we have had to continue to delay our SEC filings. We look forward to discussing the results of our operations, including progress and plans during a conference call which will be held as soon as we complete these filings.”

The Company is still completing evaluations of its latest physical inventory counts and reconciliations of these counts relative to the shrink provisions previously estimated and recorded for the June and September quarters.

The Company’s management also recently conducted a voluntary, self-initiated review of the measurement dates for the Company’s stock option grants under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, from its initial public offering in 1996 to the present. Management found that certain measurement date errors occurred during the period 1999-2004. These errors result in adjustments that would have increased non-cash compensation expense in these periods. These non-material adjustments accumulated over six years to approximately $2.2 million in unrecorded non-cash compensation expense. The Company believes that these adjustments are not material to its financial statements in any of the periods to which the adjustments were related, and, therefore, does not believe that it is necessary to amend or revise its historical financial statements.

The accounting treatment for this estimated cumulative error is being evaluated in accordance with the transition provisions of SEC Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements” and may result in adjustments to its 2006 Form 10-K income and balance sheet accounts.

Management believes that the stock option errors were due to misunderstandings of how to establish the measurement date for accounting purposes and did not involve any intentional wrongdoing. The vast majority of the options at issue were granted in annual grants to all full time employees in May of each year of which less than 6.3% were granted to executive officers and directors. Based on its review, management believes that there was no preferential treatment for officers and directors who participated in these annual grants, because they always received options on the same date and with the same price as rank and file employees, and that although certain officers and directors did receive a benefit from the measurement date errors along with the rest of the employees, this benefit was de minimis in each instance. The Chairman and CEO, and the President, who oversaw the grant process, did not receive any option grants during this period.

Until the Company completes its review of the appropriate accounting treatment for these errors, and the results of this determination and management’s review generally are reviewed by the Company’s current and two former independent registered public accounting firms, the Company is unable to file its Form 10-K for the fiscal year ended March 31, 2006, its Form 10-Q for the quarter ended June 30, 2006 and its Form 10-Q for the quarter ended September 30, 2006. The Company intends to file its Form 10-K for the fiscal year ended March 31, 2006 as soon as practicable following completion of this process. Both of the Company’s delayed Form 10-Qs also cannot be filed until the evaluation of inventory counts and reconciliations described above is completed and the Form 10-K has been filed. The Company intends to file each of these Form 10-Qs as soon as practicable following completion of all of these matters.

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99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 243 retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division called Bargain Wholesale. The Company’s next 99¢ Only Store is scheduled to open on November 16, 2006 and will be in Long Beach, California. 99¢ Only Stores® emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores, where nothing is ever over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the anticipated results for the quarters ended June 30, 2006 and September 30, 2006, anticipated future reductions in costs and improvements in results of operations, expected general improvements in operations and the impact on the Company’s financial statements of certain errors in option measurement dates. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section - “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99 Cents Only Stores(R) news releases and information available on the World Wide Web at http://www.99only.com. Contact Rob Kautz, EVP & CFO, 323-881-1293.